Exhibit 99.1

Contacts:

Media Contact	Investor Contact
David Grip	Kori Doherty
AspenTech	ICR
+1 781-221-5273	+1 617-956-6730
david.grip@aspentech.com	kdoherty@icrinc.com

Aspen Technology Updates Status of Outstanding Filing Requirements

Burlington, Mass. — February 11, 2008 — Aspen Technology, Inc. (NASDAQ: AZPN), a leading provider of software and services to the process industries, today announced that it did not file its Form 10-K for the fiscal year ended June 30, 2007 or its Form 10-Q for the quarterly period ended September 30, 2007 by February 8, 2008, which was the extension date previously granted by the Nasdaq Listing Qualifications Panel.  However, the Company believes it has made substantial progress and is in the final stages of completing the comprehensive reviews necessary to meet its outstanding filing requirements, and it has requested a further extension in order to complete its work.  There is no assurance that such extension request will be granted.

As previously disclosed in a Form 8-K filed on June 11, 2007, the Company originally identified errors in its accounting for sales of installments receivable.  The Company subsequently reviewed thousands of installments receivable transactions, dating back to fiscal 2003, as part of a process to determine period-end balances for two new balance sheet accounts, a collateral asset for secured borrowings and a secured borrowing liability.  As announced on September 12, 2007, the Company estimates the balances of these two new related balance sheet items to be as follows:

- approximately $230 million as of June 30, 2005;

- approximately $200 million as of June 30, 2006; and

- approximately $200 million as of June 30, 2007.

In addition to reviewing the historical accounting of installments receivable transactions, the Company’s Audit Committee and management also engaged in a detailed review of accounts in the Company’s financial statements, including a comprehensive review of historic positions reported on income tax returns and the related reporting in the Company’s financial statements.  The Company’s income taxes are complex given the global nature of the Company’s operations, prior period acquisitions and historic net operating loss positions.

As a result of the detailed review, the Company currently expects to record charges for additional tax liabilities totaling approximately $20 million over the fiscal periods from 2002 through 2007.  The estimated charges primarily relate to income taxes arising from transactions between entities within the consolidated subsidiaries of the Company including transfer pricing, capitalization, and foreign currency.

As announced on January 16, 2008, the Company expects to report cash and cash equivalents of $131 million at December 31, 2007, which is an increase from $128 million at September 30, 2007.

As previously disclosed by the Company, the Nasdaq Listing Qualifications Panel (the “Panel”) issued a Staff Determination Letter on October 1, 2007 regarding the continued listing of the Company’s common stock due to failure to file a Form 10-K for the fiscal year ended June 30, 2007.  On November 14, 2007, the Company received a Staff Determination Letter from the Panel indicating that the Company was not in compliance with the Nasdaq requirements for continued listing set forth in Marketplace Rule 4310(c)(14) as a result of the Company’s failure to file its Form 10-Q for the quarterly period ended September 30, 2007, and that the failure to file the Form 10-Q served as an additional basis for delisting the Company’s common stock.

At the Company’s request, a hearing took place on November 15, 2007 before the Panel at which time the Company requested an extension to comply with Nasdaq listing requirements.  In the hearing, the Company presented the status of the prior period restatement and the preparation of the Form 10-K for the period ending June 30, 2007, and Form 10-Q for the quarterly period ended September 30, 2007.  The Company requested an extension to January 18, 2008, and subsequently requested a further extension to February 8, 2008, as previously announced on January 16, 2008.  The Company has now requested an additional extension to bring its filings current.  There is no assurance that such extension request will be granted.

The Company also announced today that it expects to file a notification of late filing Form 12b-25 relating to its Form 10-Q for the quarterly period ended December 31, 2007, which quarterly report is due on February 11, 2008.

About AspenTech

AspenTech is a leading provider of award-winning process optimization software and services. AspenTech’s integrated aspenONE™ solutions enable manufacturers to reduce costs, increase capacity, and optimize operational performance end-to-end throughout the engineering, plant operations, and supply chain management processes, resulting in millions of dollars in cost savings. For more information, visit www.aspentech.com.

© 2008 Aspen Technology, Inc. AspenTech, aspenONE and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.

Forward Looking Statements

This press release may contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: AspenTech’s plan to improve operational performance may not be implemented effectively; AspenTech has identified material weaknesses in its internal controls with respect to software license revenue recognition and other matters, that, if not remedied effectively, could result in material misstatements; risks around securities litigation and investigations; AspenTech’s lengthy sales cycle makes it difficult to predict quarterly operating results; fluctuations in CompanyTech’s quarterly operating results; AspenTech’s dependence on customers in the cyclical chemicals, petrochemicals and petroleum industries; the possibility of new accounting standards or the interpretation of existing accounting standards affecting our financial results; AspenTech’s ability to raise additional capital as required; intense competition; AspenTech’s need to develop and market products successfully; reliance on relationships with strategic partners; challenges associated with international operations; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission.

The trading of AspenTech’s common stock over the counter may negatively impact the trading price of the common stock and the levels of liquidity available to stockholders. In addition, the trading of AspenTech’s common stock over the counter would materially adversely affect AspenTech’s access to the capital markets and ability to raise capital through alternative financing sources on terms acceptable to AspenTech or at all. Securities that trade over the counter are no longer eligible for margin loans, and a company trading over the counter cannot avail itself of Federal preemption of state securities or “blue sky” laws, which adds substantial compliance costs to securities issuances, including pursuant to employee option plans, stock purchase plans and private or public offerings of securities. AspenTech’s delisting from The Nasdaq Global Market may also have other negative implications, including the potential loss of confidence by suppliers, customers and employees, and the loss of institutional investor interest in AspenTech.

AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.